Exhibit 99.1

Cerence Adds Former Ford Executive Marcy Klevorn to its Board of Directors

Influential technology and transformation leader brings decades of experience at one of the world’s leading automakers

BURLINGTON, Mass., June 1, 2023 – Cerence Inc. (NASDAQ: CRNC), AI for a world in motion, today announced that Marcy Klevorn has been appointed to serve as an independent, non-executive director, effective today.

In her more than 35-year career at Ford, Ms. Klevorn held varying executive and leadership roles within the company’s information technology organization, including global Chief Information Officer (CIO) and, previously, CIO of Ford Motor Company in Europe. Ms. Klevorn also served as EVP and President of Ford Mobility, where she oversaw Ford Smart Mobility LLC and its acquisitions and other investments that accelerated the company’s plans to design, build, grow, and invest in emerging mobility services. In this role, she also chaired the board of Ford Autonomous Vehicles LLC. Ms. Klevorn most recently served as the Chief Transformation Officer of Ford Motor Company, where she accelerated Ford’s transformation efforts by refining its corporate governance and fostering adoption of process improvements and agile teams. She also led partnerships with key technology partners and played a critical role in the company’s diversity, equity and inclusion efforts.

“Marcy is a known and respected leader who brings a wealth of experience in automotive and mobility to her role on the Cerence Board of Directors,” said Arun Sarin, Chairman of the Board of Directors, Cerence. “I, the Cerence Board of Directors, and the company’s leadership team are thrilled to welcome Marcy to the Board; her long tenure at Ford and extensive leadership experience will enable crucial strategic insight as Cerence shapes the future of the in-car experience.”

Ms. Klevorn currently sits on the Boards of Directors of Northern Trust Corporation and Humana and on the Provost Advisory Committee at University of Michigan. She holds a bachelor’s degree in business from the University of Michigan Stephen M. Ross School of Business.

“I am honored to join Cerence’s Board of Directors at this exciting time in the company’s journey,” said Marcy Klevorn. “With my deep history in the automotive industry, I look forward to leveraging my experience and partnering with Cerence’s leadership team and its Board to help the company achieve its mission of creating the world’s most compelling, immersive experience across transportation, for today and tomorrow.”

To learn more about Cerence, visit www.cerence.com, and follow the company on LinkedIn and Twitter.

About Cerence Inc.

Cerence (NASDAQ: CR NC) is the global industry leader in creating unique, moving experiences for the mobility world. As an innovation partner to the world’s leading automakers and mobility OEMs, it is helping advance the future of connected mobility through intuitive, AI-powered interaction between humans and their vehicles, connecting consumers’ digital lives to their daily journeys no matter where they are. Cerence’s track record is built on more than 20 years of knowledge and 475 million cars shipped with Cerence technology. Whether it’s connected cars, autonomous driving, e-vehicles, or two-wheelers, Cerence is mapping the road ahead. For more information, visit www.cerence.com.

Contact Information

Investors: Rich Yerganian | Tel: 617-987-4799 | Email: richard.yerganian@cerence.com

Media: Kate Hickman | Tel: 339-215-4583 | Email: kate.hickman@cerence.com